Exhibit 99.1

FOR IMMEDIATE RELEASE

BRAND ENERGY & INFRASTRUCTURE SERVICES TO BE ACQUIRED BY FIRST RESERVE

KENNESAW, GEORGIA (January 3, 2007) — Brand Energy & Infrastructure Services (“Brand” or “the Company”) and the private equity firm First Reserve Corporation (“First Reserve”) announced today they have signed a definitive agreement to acquire the Company from J.P. Morgan Partners, LLC (“JPMorgan Partners”). The transaction is subject to regulatory approval and other customary closing conditions. The parties expect to complete the transaction by the end of the first quarter of 2007.  Following the transaction, funds sponsored by First Reserve will own a majority of Brand’s common stock.

Paul Wood will remain President and Chief Executive Officer and the existing senior management team will continue to lead Brand following the transaction.

“This is a tremendous opportunity for our business and employees to partner with First Reserve in the next phase of Brand’s evolution,” said Paul Wood. “We have successfully executed our business strategy over the last few years thanks to tireless work by our employees and loyal support from our customers. We look forward to working with our new owners to continue to build Brand into one of the strongest energy and industrial service providers in the world.”

“Brand is an excellent strategic fit for First Reserve and complements our other successful portfolio companies,” said Timothy Day, Director at First Reserve Corporation. “As a world leader in scaffolding and related services, Brand is an important player in the energy infrastructure sector.”

Chris Behrens, Managing Director at CCMP Capital, which manages investments made by JPMorgan Partners, said, “JPMorgan Partners has been an investor in and a partner with Brand for a number of years, and we believe the business will continue to grow with its new partners as it has with us. We wish Paul Wood and the rest of his management team continued success with Brand as it enters the next stage of its development.”

Morgan Stanley, JPMorgan, and Credit Suisse served as financial advisors to Brand Energy & Infrastructure Services on this transaction.

Certain statements and information included in this release may constitute “forward looking statements” within the meaning of the Federal Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance, or achievements of Brand Energy & Infrastructure Services to be materially different from any future results, performance, or achievements expressed or implied in such forward looking statements. Additional discussion of factors that could cause actual results to differ materially from management’s projections, forecasts, estimates and expectations is contained in the companies’ SEC filings. The companies do not undertake any obligation to update any forward-looking statements, or to make any other forward-looking statements, whether as a result of new information, future events or otherwise.

About Brand Energy & Infrastructure Services:

Brand Energy & Infrastructure Services is the largest North American provider of scaffolding services. The company provides industrial and commercial markets with turnkey work access solutions, including labor for the design, erection and dismantlement of scaffolding, rental of scaffolding equipment and sales of new and used scaffolding equipment. Its services in the industrial work access solutions market facilitate access to tall structures that require ongoing maintenance, periodic overhauls of existing structures and new construction, principally in the refining, petrochemical, chemical and energy industries. Its services in the commercial market primarily serve the non-residential building construction and renovation markets. Brand’s concrete construction business provides forming and shoring solutions to customers around the world. Brand also provides specialty craft services such as insulation, safety services and carpentry. For more information on Brand Energy and Infrastructure Services, visit www.brandscaffold.com

About First Reserve Corporation:

First Reserve Corporation is the oldest and largest private equity firm specializing in the energy industry.  Founded in 1983, First Reserve was the first private equity investment firm to actively pursue building a broadly diversified global investment portfolio of companies involved in the various sectors of the energy industry.  Since 1992, First Reserve has raised over $12.7 billion for its buyout-focused funds.  Throughout its 23-year history, the strong franchise that the firm has developed by investing exclusively in companies involved in the energy industry has served as a competitive advantage for First Reserve.  For more information on First Reserve Corporation, visit www.firstreserve.com

About JPMorgan Partners:

J.P. Morgan Partners, LLC is a private equity division of JPMorgan Chase & Co. (NYSE: JPM), one of the largest financial institutions in the United States. Since its inception in 1984, JPMP has invested over $15 billion worldwide in consumer, media, energy, industrial, financial services, healthcare, hardware and software companies.  Selected investments include: AMC Entertainment, Cabela’s, Grupo Corporativo ONO, Hanley Wood, Harbor Point Re, PQ Corporation, Quiznos Sub, SafetyKleen Europe, Vetco International and Warner Chilcott.

As of August 1, 2006, the investment professionals of JPMP formed entities independent of JPMorgan Chase. The buyout and growth equity professionals formed CCMP Capital Advisors, LLC, which focuses exclusively on buyout and growth equity investments primarily in five targeted industry sectors in the U.S. and Europe. The venture team formed Panorama Capital, LLC, and continues to focus on technology and life sciences investments. CCMP Capital and Panorama continue to manage the JPMP investments pursuant to a management agreement with JPMorgan Chase & Co.

JPMP and CCMP Capital are registered investment advisers with the Securities and Exchange Commission.

Contacts:

Brand Energy & Infrastructure Services:

Tony Rabb, Chief Financial Officer

888 842 7263

First Reserve Corporation:

Caroline Harris of CJP Communications

212 279 3115 ext. 222

JPMorgan Partners:

c/o Chris Behrens, Managing Director

CCMP Capital Advisors, LLC

212 600 9640

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